Exhibit (i.16)

780 NORTH WATER STREET MILWAUKEE, WISCONSIN 53202-3590 Tel 414-273-3500 Fax 414-273-5198 www.GKLAW.COM

October 26, 2012

Frontegra Funds, Inc.

400 Skokie Boulevard, Suite 500

Northbrook, Illinois  60062

RE:  Frontegra Phocas Small Cap Value Fund

Ladies and Gentlemen:

We have acted as your counsel in connection with the sale by you of one hundred million (100,000,000) shares of common stock, $0.01 par value, of the Institutional Class (the “Shares”) of the Frontegra Phocas Small Cap Value Fund (the “Fund”), a series of Frontegra Funds, Inc. (the “Company”), in the manner set forth in Post-Effective Amendment No. 81 to the Company’s Registration Statement on Form N-1A (the “Registration Statement”).

In connection with this opinion, we have examined:  (a) the Registration Statement (and the Fund’s prospectus included therein), (b) the Company’s Articles of Incorporation, as amended and supplemented to date, and By-Laws, as amended, (c) certain resolutions of the Company’s Board of Directors, and (d) such other proceedings, documents and records we have deemed necessary to render this opinion.

Based upon the foregoing, we are of the opinion that the Shares, once sold as contemplated in the Registration Statement, will be duly authorized and validly issued, fully paid and non-assessable.

With certain exceptions, we are members of the bar of the State of Wisconsin and do not hold ourselves out as experts on the law of any state other than Wisconsin.  The opinion expressed herein is limited to the laws (other than conflict of law rules) of the State of Maryland that are normally applicable to the issuance of shares by registered investment companies organized as corporations under the laws of that state.  We express no opinion with respect to any other laws.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

OFFICES IN MILWAUKEE, MADISON, WAUKESHA, GREEN BAY AND APPLETON, WISCONSIN AND WASHINGTON, D.C.

GODFREY & KAHN, S.C. IS A MEMBER OF TERRALEX®, A WORLDWIDE NETWORK OF INDEPENDENT LAW FIRMS.